Epoch Assets under Management Grow to $6.4 Billion

NEW YORK-- (BUSINESS WIRE) -- October 3, 2007 -- Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") increased 7 percent to $6.4 billion as of September 30, 2007, from $6.0 billion as of June 30, 2007. The gain in assets for the twelve months ended September 30, 2007 was approximately 67 percent, from $3.8 billion at September 30, 2006.

“During the quarter, we added two prestigious public fund clients, the North Dakota Investment Board and the Florida State Board of Administration,” commented William Priest, CEO of the Company. “We are also pleased to report that Epoch is sub-advising the underlying portfolio for the John Hancock Tax-Advantaged Global Shareholder Yield Fund (NYSE ticker: HTY), a closed-end fund which was launched at the end of September.”

Priest continued, “The third quarter marked another quarter of strong investment performance across all of our investment services. This was particularly gratifying given the turbulent nature of the equity markets. More and more investors are seeing the benefits of our free cash flow investment approach as the appropriate prism through which to view the equity investment opportunities.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook. It is unknown for each client listed whether they approve or disapprove of the adviser or the advisory services provided.

Media Contact:
Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com